Exhibit 99.1

NEWS RELEASE
Contacts:	David A. Miller, CFO Integrated Electrical Services, Inc. 713-860-1500

FOR IMMEDIATE RELEASE	Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E
713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS

FISCAL 2005 FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 14, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced results for its fiscal 2005 first quarter ended December 31, 2004. The company reported revenues of $303.2 million and a net loss for the first quarter of $17.6 million or $0.46 per diluted share compared to revenues of $331.6 million and net income of $6.3 million or $0.16 per diluted share for the first quarter one year ago. The 2005 first quarter net loss includes the following items:

•	A loss of $6.6 million or $0.17 per share from discontinued operations, including $6.1 million of goodwill write-offs

•	A charge of $2.7 million or $0.07 per share related to marking to market embedded derivatives in the recent $36 million convertible bond issue

•	An expense of $1.7 million or $0.04 per share from greater than ordinary legal, accounting and bank advisor fees

•	A charge of $1.6 million or $0.04 per share related to establishing valuation allowances against deferred tax benefits created by the company’s first quarter loss

•	A charge of $0.3 million or $0.01 per share from writing off deferred financing costs related to the company’s credit facility

•	A charge of $0.3 million or $0.01 per share related to losses in an investment as determined by the equity method of accounting

The items detailed above total $13.2 million or $0.35 per share in the first quarter of fiscal 2005. Excluding the above items, the net loss in the first quarter of fiscal 2005 was $4.4 million or $0.11 per share. Net income for the first quarter of fiscal 2004 includes a benefit of $1.4 million or $0.04 per share from the release of a tax valuation allowance.

The first quarter revenue decline is primarily the result of a reduction in the amount of bonded work that IES performed during the quarter. As a result of the company’s strategic review process, IES has decided to reduce its dependence on bonded work in an effort to improve profitability and return on capital invested.

Roddy Allen, IES’ president and chief executive officer, stated “IES has made significant progress during the quarter. We are ahead of our previously announced divestiture plan and have divested six business units on our Planned Divestiture list for a total of $19.6 million in cash. We continue to see an upswing in attractive new project opportunities and look forward to the profitable execution of that work. Additionally, we have redesigned the incentive compensation programs for our operations’ employees to focus on profitability with a modifier for collections; we believe this will increase cash generation from the new work we are performing.”

David Miller, IES’ chief financial officer, added “IES will continue to focus on improving its capital structure by carefully managing its working capital and by utilizing operating cash flow and the proceeds from the announced divestitures to de-lever the company. IES was in full compliance with all financial covenants for the quarter.”

SEGMENT DETAILS

First quarter segment revenues for commercial/industrial were $232.8 million in fiscal 2005 compared to $268.6 million in fiscal 2004. The decrease is a result of lower revenues in certain regions, primarily from a decrease in revenues from bonded projects. First quarter gross profit for commercial/industrial was $20.9 million in fiscal 2005 versus $32.7 million in fiscal 2004. The decrease was a result of reduced revenues and weak performance from certain business units that are not part of the Core business units.

First quarter residential segment revenues were $70.4 million in fiscal 2005 compared to $63.0 million in fiscal 2004. The increase is a result of continued strong demand for new single and multi-family housing. First quarter gross profit for residential was $13.5 million in fiscal 2005 versus $14.0 million in fiscal 2004. Residential gross profit was down in the first fiscal quarter of 2005 as a result of margin pressure from increased competition.

(dollars in millions)

2005 1st Quarter	Commercial/ Industrial	Residential	Corporate & Other	Total
Revenues	$232.8	$70.4		$303.2
Gross profit	20.9	13.5		34.4
Income (loss) from operations	(4.1)	10.1	(7.6)	(1.6)
EBITDA	(2.1)	10.3	(7.4)	0.7
2004 1st Quarter	Commercial/ Industrial	Residential	Corporate & Other	Total
Revenues	$268.6	$63.0		$331.6
Gross profit	32.7	14.0		46.7
Income (loss) from operations	11.8	7.5	(5.2)	14.0
EBITDA	14.2	7.6	(3.9)	18.0

As was announced in the Fiscal 2004 year-end earnings release on December 14, 2004, the company now breaks out its business units into three broad categories: Core, Under Review, and Planned Divestitures. A summary of the results of these groups has been added later in this release.

BACKLOG AND BONDING

Excluding discontinued operations, IES’ backlog was $566.9 million compared to $667.7 million for the same units at the end of the first quarter a year ago and compared to $614.9 million for the same units at the end of the fourth quarter of 2004. The lower year to year backlog is primarily due to a decrease in work that requires surety bonding.

As was reported in a January 19, 2005 press release, the company reached an agreement with its surety bond provider to provide surety bonds to the company on terms that are acceptable to the company. As was permitted in its amended credit facility, the company pledged accounts receivable and certain other assets to the surety provider. The company was not required to post additional cash collateral or letters of credit as part of the agreement with the surety provider. The company is currently in the process of identifying a co-surety to further expand bonding capacity and allow the company to fulfill its bonding requirements. Since January 19, IES has requested and received $20 million in new surety bonds from its surety provider for bonded projects.

CASH FLOW, DEBT AND LIQUIDITY

The company generated negative cash flow from operations of $9.0 million for the first fiscal quarter of 2005 versus $6.4 million provided in the first fiscal quarter of 2004. The decrease is primarily a result of having posted, prior to the January 19th agreement, $10 million as collateral with the company’s surety provider and the reduced earnings in the current year.

As of December 31, 2004, total debt was $241.6 million, excluding a $2.7 million entry to mark to market the convertible debt, compared to the prior year of $248.3 million. Total debt as of September 30, 2004 was $231.3 million. As of February 11, 2005, IES’ total debt was approximately $228.5 million, and cash and availability on its revolving credit line totaled approximately $55 million. Additionally, as previously disclosed, IES posted with its surety provider $17.5 million of cash collateral and $5.0 million in letters of credit through December 31, 2004.

Interest expense for the first fiscal quarter was $8.8 million compared to $6.5 million for the same fiscal quarter of 2004. The increase in 2005 is primarily due to a $2.7 million non-cash charge for marking to market the convertible bond issue.

DIVESTITURES AND SUPPLEMENTAL FINANCIAL DATA

In its previously announced strategic review, IES assessed its business units based on consistency of profitability; return on capital, including capital employed for bonding; construction spending and growth trends; and management strength. As a result, IES now views its business units in three broad categories: Core, Under Review and Planned Divestitures.

The Core units, which include the residential units, have what IES considers acceptable performance in the above categories. The units Under Review are businesses that may have underperformed in some category, necessitating further evaluation to determine whether or not the unit should be divested. The Planned Divestiture group is comprised of units that have unacceptable performance per IES’ criteria, and these units will be divested in order to strengthen and improve the overall quality of IES’ operations.

The Planned Divestiture group was disclosed in an October 28, 2004 press release, as having revenues of $289 million and an operating loss of $13.1 million in fiscal 2004. As part of a constant evaluation of business units, that Planned Divestiture list has changed slightly. The business units that now make up the updated Planned Divestiture list had fiscal 2004 revenues of $327 million and an operating loss of $11.7 million.

IES has already sold six of the Planned Divestiture units. During the fiscal first quarter of 2005, IES completed the sale of substantially all of the assets of three business units, primarily serving the commercial segment, for total cash proceeds of $11.8 million. These units had combined revenues of $57.7 million and operating income of $1.1 million in fiscal 2004. Since the end of the quarter, the company has sold an additional three units, whose combined fiscal 2004 revenues and operating income were $44.6 million and $0.1 million respectively, for a combined price of $7.8 million. IES continues to move forward with its divestiture process. Management believes that the following additional information may be helpful to assist in analyzing the company’s results:

(dollars in millions)

2005 1st Quarter	Core	Under Review	Planned Divestitures	Corporate & Other	Total
Revenues	$220.7	$53.5	$29.1		$303.2
Gross profit	29.6	4.3	0.6		34.4
Income (loss) from operations	8.0	(0.1)	(1.9)	(7.6)	(1.6)
EBITDA	9.6	0.2	(1.6)	(7.4)	0.7

Backlog	403.3	104.9	58.7		566.9
2004 4th Quarter	Core	Under Review	Planned Divestitures	Corporate & Other	Total
Revenues	$235.0	$53.9	$34.8		$323.8
Gross profit	31.8	4.3	(2.4)		33.6
Income (loss) from operations	9.1	(0.0)	(6.2)	(6.7)	(3.8)
EBITDA	10.7	0.4	(5.7)	(6.3)	(1.0)

Backlog	419.2	113.4	82.3		614.9
2004 1st Quarter	Core	Under Review	Planned Divestitures	Corporate & Other	Total
Revenues	$221.0	$61.2	$49.3		$331.6
Gross profit	35.1	7.6	4.0		46.7
Income (loss) from operations	16.3	2.7	0.3	(5.2)	14.0
EBITDA	18.1	3.1	0.6	(3.9)	18.0

Backlog	438.2	139.5	90.0		667.7

EBITDA RECONCILIATION

IES has disclosed in this press release EBITDA amounts that are non-GAAP financial measures. Management believes EBITDA provides useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. EBITDA is also one of the measures that is used in determining compliance with the company’s senior secured credit facility. A reconciliation of EBITDA, as well as EBITDA defined by IES’ credit facility covenants, to net income is found in the tables below.

(dollars in thousands)

1st Quarter	2005	2004
Net Income (loss)	$(17,608)	$6,289
Interest Expense	8,844	6,459
Provision for Income Taxes	304	1,775
Depreciation	2,967	3,453
Goodwill Impairment	6,201	—
EBITDA	$708	$17,976

Addbacks as per Credit Agreement (1)	2,439	N/A
EBITDA as per Credit Agreement	$3,147	N/A

(1)	Includes gain on sale of PP&E, bad debt expense, losses in an equity investment, impairment of divestitures, amortization of restricted stock, bank advisor fees, and a gain on divestitures

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Tuesday, February 15, 2005, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2190 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 22, 2005. To access the replay, dial (303) 590-3000 using a pass code of 11024181.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, increases in the level of competition from other major electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreement with our surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, business disruptions and costs associated with the ongoing SEC formal investigation, class action litigation and shareholder derivative action, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms of the required paydown under the credit facility, difficulty in integrating new types of work into existing subsidiaries, errors in estimating revenues and percentage of completion on contracts, and weather and seasonality. The foregoing and other factors are discussed and should be reviewed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended September 30, 2004.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE INFORMATION)

	Three Months Ended December 31,
	2003	2004
	(restated)	(Unaudited)
Revenues	$331,559	303,238
Cost of services	284,885	268,822

Gross profit	46,674	34,416

Selling, general and administrative expenses	32,683	36,035

Income/(loss) from operations	13,991	(1,619)

Other (income)/expense:
Interest expense	6,459	8,844
(Gain)/loss on sale of assets	7	(36)
Other income, net	119	257

	6,585	9,065

Income/(loss) from continuing operations before income taxes	7,406	(10,684)

Provision/(benefit) for income taxes	1,538	299

Net income/(loss) from continuing operations	5,868	(10,983)

Discontinued operations

Income/(loss) from discontinued operations (including gain on disposal of $0 and $86)	658	(6,620)
Provision for income taxes	237	5

Net income/(loss) from discontinued operations	421	(6,625)

Net income (loss)	$6,289	(17,608)

Basic earnings/(loss) per share from continuing operations	$0.15	(0.28)

Basic earnings/(loss) per share from discontinued operations	$0.01	(0.17)

Basic earnings/(loss) per share	$0.16	(0.46)

Diluted earnings/(loss) per share from continuing operations	$0.15	(0.28)

Diluted earnings/(loss) per share from discontinued operations	$0.01	(0.17)

Diluted earnings/(loss) per share	$0.16	(0.46)

Shares used in the computation of earnings/(loss) per share:
Basic	38,273,416	38,665,537

Diluted	38,835,737	38,665,537

Reconciliation of GAAP to EBIT and EBITDA(1)
Net income	$6,289	$(17,608)
Provision for income taxes	1,775	304
Interest expense	6,459	8,844

EBIT	$14,523	$(8,460)
Depreciation expense	3,453	2,967
Goodwill Impairment	—	6,201

EBITDA	$17,976	$708 (2)

(1)	The company uses EBIT and EBITDA because we believe some investors use this data to analyze performance
(2)	Addbacks as per Credit Agreement: $2,439; EBITDA as per Credit Agreement: $3,147

Selected Balance Sheet Data:

	09/30/04	12/31/04
	(audited)	(unaudited)
Cash and cash equivalents	$22,232	$31,672
Working capital	199,307	211,837
Goodwill, net	90,186	90,331
Total assets	580,933	563,189
Total debt	231,281	244,254
Total stockholders’ equity	143,168	126,043

Selected Cash Flow Data:

	Three Months Ended
	12/31/03	12/31/04
Cash provided by (used in) operating activities	6,427	(9,042)
Cash provided by (used in) investing activities	(1,922)	10,590
Cash provided by (used in) financing activities	(553)	7,892